UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2011

MATTERSIGHT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-27975	36-4304577
(Commission File Number)	(IRS Employer Identification No.)

200 S. Wacker Drive, Suite 820, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 877.235.6925

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 29, 2011, Mattersight Corporation (the “Company”) and TCV (as defined below) submitted mutually to final and binding arbitration proceedings in the Court of Chancery of the State of Delaware. The arbitration proceedings are contemplated under the terms of the previously disclosed Dispute Resolution Agreement dated as of April 26, 2011 between the Company and TCV III, G.P., TCV III (Q), L.P., TCV III, L.P., TCV III Strategic Partners, L.P., TCV IV, L.P. and TCV IV Strategic Partners, L.P. (collectively, “TCV”), each in its capacity as a holder of the Company’s outstanding 7% Series B Convertible Preferred Stock (the “Series B Stock”). TCV holds approximately 53% of the outstanding Series B Stock.

The purpose of the arbitration is to resolve the parties’ dispute regarding the effect of the sale of the Company’s Integrated Contact Solutions Business Unit (the “ICS Business”) under the Certificate of Designations for the Series B Stock (the “Certificate”). In particular, TCV has expressed its position that the Certificate requires a cash payment equal to the full amount of the liquidation preference (at $5.10 per share of outstanding Series B Stock, approximately $18.1 million) to the holders of Series B Stock immediately upon the sale of the ICS Business.

Sutter Hill Ventures (“SHV”), which through its affiliates holds approximately 38% of the outstanding Series B Stock, has informed the Company that it does not agree with TCV’s position. The Company and SHV believe that, among other things, the Certificate does not specify the time period or manner in which the liquidation preference is to be paid to the holders of Series B Stock following the sale of the ICS Business; rather, the Company is only obligated to pay the liquidation preference before any distribution or payment may be made to the holders of the Company’s Common Stock. The Dispute Resolution Agreement provides that the parties will use their good faith efforts to facilitate the arbitration being completed within 90 days. The Company has agreed to maintain, pending completion of the arbitration, the full amount of the liquidation preference; this amount will appear as restricted cash on the Company’s balance sheet until the arbitration is concluded.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTERSIGHT CORPORATION

Date: August 3, 2011	By:	/s/ WILLIAM B. NOON
William B. Noon
Vice President and Chief Financial Officer